Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the registration statement on Form S-4 of our report dated February 10, 2006, on our audits of Albemarle First Bank as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, which report appears in the December 31, 2005, Annual Report on Form 10-KSB of Albemarle First Bank.

/s/ Larrowe & Company, PLC

Galax, Virginia
March 28, 2006